EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2013 RESULTS; PROVIDES OUTLOOK FOR FISCAL 2014

LAS VEGAS, NEVADA, December 12, 2013 — American Pacific Corporation (“AMPAC”) (NASDAQ: APFC) today reported financial results for its fiscal year and fourth quarter ended September 30, 2013.

“Fiscal 2013 was a record year for AMPAC in terms of both revenues and Adjusted EBITDA performance. Our Fine Chemicals segment continued its steady growth path, while our Specialty Chemicals segment experienced unique volume in FY13, which resulted in performance well above its expected stable range. Although our profit expectation for Fiscal 2014 is lower in the aggregate, the components provide a robust future for AMPAC. Fine Chemicals segment opportunities are continuing to expand and our Specialty Chemicals segment should return to operating at its pre-Fiscal 2013 stable levels,” said Joe Carleone, AMPAC’s Chairman of the Board and Chief Executive Officer.

We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Revenues and expenses associated with the Aerospace Equipment segment operations are presented as discontinued operations for all periods presented. See further discussion below.

FINANCIAL SUMMARY

Fiscal Year Ended September 30, 2013 Compared to Fiscal Year Ended September 30, 2012

•	Revenues increased $29.5 million, or 16%, to $215.1 million from $185.6 million.

•	Adjusted operating income increased to $41.1 million compared to $27.1 million.

•	Adjusted EBITDA increased to $55.2 million compared to $43.0 million.

•	Adjusted income from continuing operations was $24.9 million compared to $10.1 million.

•	Adjusted diluted earnings per share from continuing operations was $3.08 compared to $1.32.

Quarter Ended September 30, 2013 Compared to Quarter Ended September 30, 2012

•	Revenues increased $9.6 million to $59.2 million from $49.6 million.

•	Adjusted operating income increased to $17.5 million compared to $8.6 million.

•	Adjusted EBITDA increased to $21.3 million compared to $13.7 million.

•	Adjusted income from continuing operations was $10.8 million compared to $4.0 million.

•	Adjusted diluted earnings per share from continuing operations was $1.32 compared to $0.52.

Results for Fiscal 2013, Fiscal 2012 and the Fiscal 2012 fourth quarter include other charges, gains and deferred tax valuation adjustments that have been excluded from the computations of adjusted operating income, adjusted income from continuing operations and adjusted diluted earnings per share from continuing operations. The adjusted results have been provided to facilitate comparisons between Fiscal 2013 and Fiscal 2012. See further discussion of the adjusting items below.

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Page 1 of Exhibit 99.1

The following table reconciles each adjusted result to the most directly comparable GAAP measure (dollars in thousands except per share amounts).

	Quarter Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
Operating Income:
As adjusted	$17,485	$8,561	$41,089	$27,084
Remediation Charge	—	(700)	—	(700)
Other Operating Gains	—	1,700	—	1,714

As Reported	$17,485	$9,561	$41,089	$28,098

Income From Continuing Operations:
As adjusted	$10,849	$3,996	$24,884	$10,142
Remediation Charge	—	(420)	—	(420)
Other Operating Gains	—	1,020	—	1,028
Loss on Debt Extinguishment	—	(838)	(1,751)	(838)
Deferred Tax Asset Valuation Allowance	—	10,420	—	10,420

As Reported	$10,849	$14,178	$23,133	$20,332

Diluted Earnings per Share from Continuing Operations:
As adjusted	$1.32	$0.52	$3.08	$1.32
Remediation Charge	—	(0.05)	—	(0.05)
Other Operating Gains	—	0.13	—	0.13
Loss on Debt Extinguishment	—	(0.11)	(0.22)	(0.11)
Deferred Tax Asset Valuation Allowance	—	1.34	—	1.36

As Reported	$1.32	$1.83	$2.86	$2.65

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – Fiscal 2013 revenues increased 16% to $215.1 million as compared to $185.6 million for Fiscal 2012, reflecting revenue increases from each of our operating segments. Fiscal 2013 fourth quarter revenues increased 19% to $59.2 million from $49.6 million for the Fiscal 2012 fourth quarter. See further discussion below under Segment Highlights.

Cost of Revenues and Gross Profit – Fiscal 2013 cost of revenues was $128.1 million compared to $119.5 million for Fiscal 2012. The Fiscal 2013 consolidated gross margin was 40% compared to 36% for Fiscal 2012. Fiscal 2013 fourth quarter cost of revenues was $28.8 million compared to $30.2 million for the Fiscal 2012 fourth quarter. The Fiscal 2013 fourth quarter consolidated gross margin was 51% compared to 39% for the Fiscal 2012 fourth quarter. On a consolidated level, one of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross profit and gross margin from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Quarter Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
Fine Chemicals	37%	67%	58%	60%
Specialty Chemicals	60%	29%	38%	37%
Other Businesses	3%	4%	4%	3%

Total Revenues	100%	100%	100%	100%

See further discussion of gross profit and gross margin at the segment levels under the heading Segment Highlights.

Operating Expenses – Fiscal 2013 operating expenses increased $6.8 million to $45.9 million compared to $39.1 million for Fiscal 2012. The most significant increases relate to our Fine Chemicals segment and corporate expenses. See further discussion below under Segment Highlights.

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Environmental Remediation Charges – In September 2012, we commenced initial operation of the expansion project at our groundwater remediation site in Henderson, Nevada, with planned start-up activities completed in Fiscal 2013. In September 2012, we recorded an additional remediation charge in the amount of $0.7 million, which was substantially attributed to the true-up of estimates to the expected final cost of the expansion project. No such charges were recorded in Fiscal 2013.

Other Operating Gains – During Fiscal 2012, our Fine Chemicals segment reported other operating gains of $1.7 million that resulted from the resolution of gain contingencies. No such gains were recorded in Fiscal 2013.

Discontinued Operations – In May 2012, our board of directors approved and we committed to a plan to sell our Aerospace Equipment segment, or AMPAC-ISP. The divestiture is a strategic shift that allows us to place more focus on the growth and performance of our pharmaceutical-related product lines. The transaction resulted in an after-tax gain in our Fiscal 2012 fourth quarter in the amount of $4.9 million. Revenues and expenses associated with the operations of AMPAC-ISP are presented as discontinued operations for all periods presented.

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

As discussed above under the heading “Other Operating Gains”, our Fine Chemicals segment operating income for Fiscal 2012 includes other operating gains. To facilitate comparison of the Fiscal 2013 and Fiscal 2012 operating results, the following table (dollars in thousands) computes adjusted segment operating income and adjusted segment operating margin which excludes these gains.

	Quarter Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
Segment Operating Income (Loss), as reported	$463	$5,639	$11,295	$8,678
Exclude Other Operating Gains	—	(1,700)	—	(1,714)

Segment Operating Income (Loss), as adjusted	$463	$3,939	$11,295	$6,964

Operating Margin, as adjusted	2%	12%	9%	6%

Year Ended September 30, 2013 Compared to Year Ended September 30, 2012

•	Revenues increased 12% to $124.9 million compared to $111.5 million.

•	Adjusted operating income was $11.3 million compared to $7.0 million.

•	Segment EBITDA was $23.3 million compared to $20.6 million.

Quarter Ended September 30, 2013 Compared to Quarter Ended September 30, 2012

•	Revenues decreased 33% to $22.1 million compared to $33.1 million.

•	Adjusted operating income was $0.5 million compared to $3.9 million.

•	Segment EBITDA was $3.6 million compared to $8.7 million.

Our Fine Chemicals segment generates revenues from its Core Products and Development Products. “Core Products” include active pharmaceutical ingredients and registered intermediates manufactured for use in drugs that are commercially approved and for which our Fine Chemicals segment has been approved as a commercial producer. The products categorized as Core Products are used by our customers primarily for anti-viral, oncology and central nervous system (“CNS”) drugs. Conversely, “Development Products” are products which are not yet commercialized (generally in the later stages of

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clinical trials), or products which are commercial but for which we are not a current approved commercial producer. Typically, Development Product activities are the source of fostering new long-term customer relationships and often lead to future Core Products. Development Product activities also result as an outgrowth of existing long-term customer relationships for Core Products. The products categorized as Development Products are used by our customers primarily for anti-viral, CNS, oncology and pain management drugs. As part of our business development strategy, we currently target Development Product revenues at approximately 20% of Fine Chemicals segment revenues over time.

A key characteristic of the Fine Chemicals segment manufacturing and revenue cycle is that not all Core Products are manufactured in each reporting period. Our Fine Chemical segment’s capacity employs numerous production lines which vary in terms of technologies employed and scale. Typically Core Product customers place orders based on a calendar year. Our Fine Chemicals segment collaborates closely with each of its customers to develop a production schedule that meets our customers’ quality and delivery requirements and most efficiently utilizes available capacity. As a result, when comparing revenues between reporting periods, revenue variances can occur as a result of production scheduling, without a substantial change in the underlying demand for the product.

Fine Chemicals segment revenues increased 12% in Fiscal 2013 compared to Fiscal 2012, led by increases in Development Product revenues. Revenues for Core Products, in the aggregate, were consistent between Fiscal 2013 and Fiscal 2012. Oncology Core Product revenues increased 131% in Fiscal 2013 compared to Fiscal 2012 supported by higher volumes from new oncology Core Products for drugs that were commercialized in the later part of Fiscal 2012. The increase in oncology Core Product revenues was offset by a 26% decrease in anti-viral Core Products revenues. Calendar 2013 and Calendar 2012 customer orders for our most significant anti-viral Core Product were consistent. However, production timing and utilization of certain capacity to support a key Development Product project resulted in a revenue decline for this product when comparing Fiscal 2013 to Fiscal 2012. Revenues from CNS Core Products declined 16% in Fiscal 2013 also due to manufacturing timing. Development Product revenues increased 64% in Fiscal 2013 to approximately $32.5 million, or 26% of Fine Chemicals segment revenues. The increase is associated with an atypically large validation campaign for an anti-viral product that is in its very late stage clinical trials.

The Fine Chemicals segment reported operating profit of $11.3 million in Fiscal 2013 compared to adjusted operating profit of $7.0 million in Fiscal 2012, an increase of 62%. The increase in operating profit reflects additional gross margin from the higher revenue level in Fiscal 2013, offset partially by increased operating expenses. In addition, Fine Chemicals segment gross margin improved 3 points in Fiscal 2013 compared to Fiscal 2012, primarily due to an ordinary course change in product mix and manufacturing efficiencies between Fiscal 2013 and Fiscal 2012. Improvements in gross profit for Fiscal 2013 were offset by increases in operating expenses of approximately $2.7 million. The most significant components of the increase in operating expenses relate to incremental investments in product research and business development in the amount of approximately $1.1 million and retirement benefits related costs in the amount of approximately $0.6 million.

For the Fiscal 2013 fourth quarter, Fine Chemicals segment revenues declined compared to the Fiscal 2012 fourth quarter due to inter-quarter timing of production, shipments and the corresponding revenue recognition. Fine Chemicals segment Adjusted Operating Profit declined in the Fiscal 2013 fourth quarter when compared to the Fiscal 2012 fourth quarter. The Fine Chemicals segment has achieved stable manufacturing performance in Fiscal 2013, with the gross margin percentage in the Fiscal 2013 fourth quarter being comparable with the three preceding quarters in Fiscal 2013. However, the lower revenue volume in the Fiscal 2013 fourth quarter provided less gross profit in the period. Accordingly, because general and administrative expenses are relatively fixed from quarter to quarter, the lower gross profit contribution resulted in the reduction in Fine Chemicals segment operating profit.

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Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 89% and 88% of Specialty Chemicals segment revenues in Fiscal 2013 and Fiscal 2012, respectively.

Year Ended September 30, 2013 Compared to Year Ended September 30, 2012

•	Revenues increased to $82.6 million from $68.5 million.

•	Operating income was $48.0 million compared to $34.9 million.

•	Segment EBITDA was $49.1 million compared to $36.3 million.

Quarter Ended September 30, 2013 Compared to Quarter Ended September 30, 2012

•	Revenues increased to $35.5 million from $14.3 million.

•	Operating income was $22.4 million compared to $8.3 million.

•	Segment EBITDA was $23.0 million compared to $8.6 million.

Specialty Chemicals segment revenues increased 21% in Fiscal 2013 compared to Fiscal 2012 primarily due to atypical volume increases during Fiscal 2013. Total perchlorate volume increased 17% largely attributed to additional rocket-grade AP volume in support of a unique DOD-related procurement and the occurrence of significant volume for non rocket-grade perchlorate product. This increase in demand for non rocket-grade perchlorate product is very infrequent. The aggregate average price per pound for perchlorate products was consistent between Fiscal 2013 and Fiscal 2012. In addition, revenues from the sodium azide and Halotron product lines increased 19% and 18%, respectively, in Fiscal 2013 compared to Fiscal 2012, also due to higher volumes.

DOD tactical missile, commercial space launch and NASA space programs each contributed significant demand for rocket-grade AP in Fiscal 2013. The most significant programs include the Atlas Solid Rocket Boosters, the Army’s Guided Multiple Launch Rocket System, and the National Aeronautics and Space Administration (“NASA”) Heavy Lift Vehicle which is part of the Space Launch System program (“SLS”).

The Specialty Chemicals segment reported operating income of $48.0 million and operating margin of 58% for Fiscal 2013, which is atypically high for this segment. The Specialty Chemicals segment cost structure is comprised largely of fixed manufacturing costs which do not vary significantly with production volumes. In Fiscal 2013 the Specialty Chemicals segment experienced higher than expected perchlorate production volume which provided better coverage of fixed costs and in turn resulted in an increase in operating margin. Higher production volumes included both volumes associated with the revenue increases and additional production volume that will support Fiscal 2014 revenues. Because a meaningful portion of our revenue volume for Fiscal 2014 was produced in Fiscal 2013, we expect that the operating margin benefit reflected by this increase in production volume in Fiscal 2013 will reverse in the following year and result in a decline in operating margin for this segment in Fiscal 2014.

For the Fiscal 2013 fourth quarter, revenues and operating profit increased compared to the Fiscal 2012 fourth quarter due to changes in inter-quarter timing. The quarterly timing of revenues in any particular fiscal year is largely driven by our customers’ delivery requirements. In the Fiscal 2013 fourth quarter, the Specialty Chemicals segment shipped approximately 47% of its Fiscal 2013 perchlorate volume compared to 19% of Fiscal 2012 perchlorate volume shipped in the Fiscal 2012 fourth quarter.

Corporate Expenses

Corporate operating expenses increased $2.8 million in Fiscal 2013 compared to Fiscal 2012. The most significant increase is an approximately $1.4 million increase (most of which occurred in the Fiscal 2013 fourth quarter) in accrued estimated compensation costs for long-term, share-based, incentive compensation, driven by the rapid rise in the Company’s share price during the Fiscal 2013 fourth

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quarter. Accounting for the issuance of restricted stock units requires that we revalue estimated compensation expense each quarter based on the closing share price of our common stock for the quarter. The Company’s common stock closed at $54.76 on September 30, 2013, resulting in a significant increase in estimated compensation expense from prior measurements. Actual compensation received by the grantees is contingent upon the achievement of a financial performance measure for the two years ending September 30, 2014 and will be valued based on the closing share price of our common stock on that date. Accrued long-term incentive compensation will continue to increase or decrease each quarter based on the closing share price of our common stock on the last business day of such quarter. In addition, the corporate portion of costs associated with our defined benefit retirement plans increased by approximately $0.8 million and the advisory and professional services costs associated with corporate strategic activities increased by approximately $0.7 million.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of September 30, 2013, we had cash of $60.9 million. Available borrowings under the Revolving Facility are computed as the $25.0 million committed line less any outstanding revolving loans and outstanding letters of credits. As of September 30, 2013, we had no borrowings outstanding under the Revolving Facility, outstanding letters of credit of $4.5 million and availability for revolving loans of $20.5 million.

Operating Cash Flows – Operating activities provided cash of $51.9 million for Fiscal 2013 compared to $11.6 million for Fiscal 2012.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash provided by Adjusted EBITDA of $12.2 million.

•	An improvement in cash provided by working capital accounts of approximately $27.6 million, excluding the effects of interest and income taxes.

•	An increase in cash paid for income taxes of approximately $14.9 million.

•	A decrease in cash paid for interest expense of approximately $6.4 million.

•	An increase in cash paid for costs associated with the retirement of long-term debt of approximately $0.7 million.

•	A decrease in cash used for environmental remediation activities of approximately $5.3 million.

•	A decrease in cash used to fund pension obligations of approximately $4.2 million.

•	An increase in cash provided by other operating activities of approximately $0.2 million.

The improvement in working capital cash flow reflects additional customer deposits received by our Fine Chemicals segment in Fiscal 2013.

Cash paid for income taxes increased because our earnings increased and our federal operating loss carryforwards were fully utilized in Fiscal 2012.

Cash paid for interest in Fiscal 2013 decreased as compared to Fiscal 2012 reflecting both lower outstanding debt balances and lower interest rates that resulted from our refinancing in October 2012. Also in connection with the retirement of our senior notes in September 2012 and October 2012, we incurred cash redemption costs of approximately $0.9 million and $1.6 million, respectively, comprised primarily of the call premium.

Environmental remediation spending decreased in Fiscal 2013 because Fiscal 2012 included higher spending associated with the capital expansion of our remediation facilities than Fiscal 2013.

We make payments to fund defined benefit pension obligations at a level of at least 80% of the obligation. Our contributions were reduced in Fiscal 2013, compared to Fiscal 2012, primarily due to improved plan asset returns in Fiscal 2012. In Fiscal 2012, we made additional contributions to our pension plans because the return on pension plan assets in the preceding year was not sufficient to maintain our target funding requirements.

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We consider the working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In any given quarter, accounts receivable, work-in-progress inventory or deferred revenues and customer deposits can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.

Investing Cash Flows – Capital expenditures in Fiscal 2013 were $13.9 million compared to $8.9 million for Fiscal 2012. The increase primarily relates to Fiscal 2013 projects that will provide additional medium scale capacity for our Fine Chemicals segment. Maintenance capital spending was consistent between Fiscal 2013 and Fiscal 2012.

Financing Cash Flows – Fiscal 2013 financing activities used cash of $8.3 million. The Fiscal 2013 amount includes a reduction in our long-term debt of $5.0 million and debt issuance costs of $1.4 million, each incurred in connection with our October 2012 refinancing activities. Subsequent to our October 2012 refinancing, we also made scheduled principal payments for our new term loan in the amount of $4.5 million. Uses of cash for refinancing and debt reduction were offset partially by the cash proceeds and tax benefits from stock option exercises which totaled $2.6 million for Fiscal 2013.

OUTLOOK

For Fiscal 2014, we expect consolidated revenues of at least $225.0 million, which is an expected increase of approximately 5% from Fiscal 2013. The expected increase in Fiscal 2014 revenues reflects the following:

•

Fine Chemicals segment revenues are anticipated to increase in the aggregate during Fiscal 2014 by at least 10% compared to Fiscal 2013, supported by expected growth in revenues from anti-viral Core Products. Because Fiscal 2013 Development Products revenues included an atypically large, late-phase validation campaign, we expect that Development Products revenues will decline somewhat in Fiscal 2014 compared to Fiscal 2013.

•

Specialty Chemicals segment revenues are expected to return to pre-Fiscal 2013 levels. Because Fiscal 2013 included atypical volumes, when compared to Fiscal 2013, we expect that Specialty Chemicals revenues will decline in the range of 5% to 10% in Fiscal 2014.

Our guidance for Fiscal 2014 Adjusted EBITDA is at least $45.0 million. Fine Chemicals segment margins for Fiscal 2014 are expected to be comparable to Fiscal 2013. For our Specialty Chemicals segment, Fiscal 2013 was also unique in that a large volume of perchlorate product was produced for delivery in Fiscal 2014. When production volume substantially exceeds sales volume, this has the effect of improving margins through increased absorption of fixed manufacturing costs. In Fiscal 2014, we expect that the opposite condition will occur. Sales volume will substantially exceed manufacturing volume, therefore reducing margins. Accordingly, Specialty Chemicals segment margins are expected to return to pre-Fiscal 2013 levels in Fiscal 2014.

A substantial portion of our anticipated revenues for Fiscal 2014 is currently in our backlog. Based on the timing of our customer product requirements, it is anticipated that our Fiscal 2014 revenues and profits will be weighted toward the second half of Fiscal 2014.

We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2014 to be approximately $22.0 million, including approximately $12.5 million for growth capital and additional capacity at our Fine Chemicals segment’s facilities. In particular, our planned growth capital includes an investment of approximately $8.5 million to further expand our mid-range production capacity.

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Our Fiscal 2014 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $14.5 million, interest expense of $2.2 million, share-based compensation expense and other items of $1.0 million and income taxes of $10.5 million to estimated net income of $16.8 million.

NON-GAAP FINANCIAL INFORMATION AND BASIS OF PRESENTATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization. Adjusted EBITDA is defined as income (loss) from continuing operations before income tax expense (benefit), interest expense, loss on debt extinguishment, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from continuing operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Revenues and expenses associated with our former Aerospace Equipment segment operations, which were divested effective August 1, 2012, are presented as discontinued operations for all periods presented.

We report our results based on a fiscal year which ends on September 30. References to Fiscal years refer to the twelve months ended or ending September 30 of the Fiscal year referenced.

INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2013 financial results. The investor teleconference will be held Thursday, December 12, 2013, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 888-895-5271 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #36253762. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding the impact that change in revenue mix among our segments will have on comparisons of our consolidated gross profit and gross margin in the future, statements regarding our expectations for product revenues, including sources of, and trends in, revenues for various products and product categories, sales volumes, working capital, interest expense, tax obligations, and capital expenditures, statements regarding the expected impact of the timing of orders, sales and production activities on quarterly revenues, statements regarding our ability to focus on the growth and performance of our pharmaceutical-related product lines following the sale of our Aerospace Equipment segment, statements regarding expected fluctuations in compensation costs related to restricted stock units and the statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “future” and similar expressions are

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intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

•

We depend on a limited number of customers and products for most of our sales and the loss of one or more of these customers or products could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts on our profitability.

•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply on our profitability and liquidity.

•

A significant portion of our business is based on contracts with contractors or subcontractors to the U.S. government and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•

Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals and Fine Chemicals segments, production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•

Each of our Specialty Chemicals and Fine Chemicals segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

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•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements, related costs and our future financial condition, results of operations and cash flows.

•

Our suspended stockholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

•	We are exposed to counterparty risk through our interest rate swap and a counterparty default could adversely affect our financial condition.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2012, our Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2013 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and year ended September 30, 2013 and cash flows for the year ended September 30, 2013 are not necessarily indicative of the results that will be achieved for future periods.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals and specialty chemicals within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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Page 10 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$59,204	$49,601	$215,085	$185,627
Cost of Revenues	28,762	30,186	128,131	119,477

Gross Profit	30,442	19,415	86,954	66,150
Operating Expenses	12,957	10,854	45,865	39,066
Environmental Remediation Charge	—	700	—	700
Other Operating Gains	—	1,700	—	1,714

Operating Income	17,485	9,561	41,089	28,098
Interest and Other Income	13	14	118	38
Interest Expense	573	2,349	2,996	10,173
Loss on Debt Extinguishment	—	1,397	2,835	1,397

Income from Continuing Operations before Income Tax	16,925	5,829	35,376	16,566
Income Tax Expense (Benefit)	6,076	(8,349)	12,243	(3,766)

Income from Continuing Operations	10,849	14,178	23,133	20,332
Income from Discontinued Operations, Net of Tax	108	5,230	99	4,987

Net Income	$10,957	$19,408	$23,232	$25,319

Basic Earnings Per Share:
Income from Continuing Operations	$1.38	$1.87	$2.98	$2.69
Income from Discontinued Operations, Net of Tax	$0.01	$0.69	$0.01	$0.66
Net Income	$1.39	$2.56	$2.99	$3.35
Diluted Earnings Per Share:
Income from Continuing Operations	$1.32	$1.83	$2.86	$2.65
Income from Discontinued Operations, Net of Tax	$0.01	$0.67	$0.01	$0.65
Net Income	$1.33	$2.50	$2.87	$3.30
Weighted Average Shares Outstanding:
Basic	7,872,000	7,574,000	7,772,000	7,554,000
Diluted	8,213,000	7,759,000	8,101,000	7,663,000

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Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	September 30,
	2013	2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$60,864	$31,182
Accounts Receivable, Net	21,309	24,211
Inventories	59,572	44,157
Prepaid Expenses and Other Assets	1,541	1,477
Income Taxes Receivable	1,567	2
Deferred Income Taxes	16,214	13,028

Total Current Assets	161,067	114,057
Property, Plant and Equipment, Net	103,847	103,316
Deferred Income Taxes	6,446	20,796
Other Assets	5,947	8,295

TOTAL ASSETS	$277,307	$246,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$13,501	$12,006
Accrued Liabilities	5,453	6,359
Accrued Interest	7	988
Employee Related Liabilities	11,325	10,568
Income Taxes Payable	629	2,098
Customer Deposits	26,936	5,078
Deferred Revenues	8,677	2,215
Current Portion of Environmental Remediation Reserves	2,244	5,114
Current Portion of Long-Term Debt	6,002	16

Total Current Liabilities	74,774	44,442
Long-Term Debt	49,500	65,004
Environmental Remediation Reserves	9,703	11,640
Pension Obligations	29,899	55,300
Other Long-Term Liabilities	2,094	1,745

Total Liabilities	165,970	178,131

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock—$1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock—$0.10 par value; 20,000,000 shares authorized, 7,949,000 and 7,710,783 issued and outstanding	795	771
Capital in Excess of Par Value	77,966	74,796
Retained Earnings	48,035	24,803
Accumulated Other Comprehensive Loss	(15,459)	(32,037)

Total Stockholders’ Equity	111,337	68,333

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$277,307	$246,464

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Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Year Ended
	September 30,
	2013	2012
Cash Flows from Operating Activities:
Net Income	$23,232	$25,319
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization	13,453	14,491
Non-cash interest expense	320	747
Non-cash component of loss on debt extinguishment	1,252	482
Share-based compensation	587	508
Excess tax benefit on stock-based compensation	(826)	(138)
Deferred income taxes	1,722	(6,648)
Loss on sale of assets	3	77
Gain on sale of business	—	(5,059)
Changes in operating assets and liabilities:
Accounts receivable, net	2,863	129
Inventories	(15,220)	(9,996)
Prepaid expenses and other current assets	(64)	(299)
Accounts payable	1,306	1,109
Income taxes	(3,034)	2,252
Accrued liabilities	(1,204)	1,456
Accrued interest	(981)	(601)
Employee related liabilities	3,032	2,402
Customer deposits	21,858	(1,926)
Deferred revenues	6,462	(1,487)
Environmental remediation reserves	(4,807)	(9,419)
Pension obligations, net	1,339	(2,841)
Other	1,098	35
Discontinued operations, net	(496)	1,054

Net Cash Provided by Operating Activities	51,895	11,647

Cash Flows from Investing Activities:
Capital expenditures	(13,916)	(8,788)
Proceeds from sale of business, net of cash sold and expenses	—	37,418
Other investing activities	—	131
Discontinued operations, net	—	(751)

Net Cash Provided (Used) by Investing Activities	(13,916)	28,010

Cash Flows from Financing Activities:
Issuance of long-term debt	60,000	—
Payments of long-term debt	(69,518)	(40,017)
Issuances of common stock	1,781	753
Excess tax benefit on stock-based compensation	826	138
Debt issuance costs	(1,386)	—
Discontinued operations, net	—	(45)

Net Cash Used by Financing Activities	(8,297)	(39,171)

Effect of Changes in Currency Exchange Rates on Cash	—	(7)

Net Change in Cash and Cash Equivalents	29,682	479
Cash and Cash Equivalents, Beginning of Period	31,182	30,703

Cash and Cash Equivalents, End of Period	$60,864	$31,182

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Page 13 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating Segment Data:
Revenues:
Fine Chemicals	$22,061	$33,108	$124,898	$111,536
Specialty Chemicals	35,455	14,331	82,636	68,513
Other Businesses	1,688	2,162	7,551	5,578

Total Revenues	$59,204	$49,601	$215,085	$185,627

Segment Operating Income (Loss):
Fine Chemicals	$463	$5,639	$11,295	$8,678
Specialty Chemicals	22,407	8,284	47,961	34,919
Other Businesses	(317)	296	(1,066)	(473)

Total Segment Operating Income	22,553	14,219	58,190	43,124
Corporate Expenses	(5,068)	(3,958)	(17,101)	(14,326)
Environmental Remediation Charge	—	(700)	—	(700)

Operating Income	$17,485	$9,561	$41,089	$28,098

Depreciation and Amortization:
Fine Chemicals	$3,102	$3,017	$12,013	$11,914
Specialty Chemicals	547	269	1,144	1,401
Other Businesses	5	5	21	18
Corporate	44	86	275	367

Total Depreciation and Amortization	$3,698	$3,377	$13,453	$13,700

Segment EBITDA:
Fine Chemicals	$3,565	$8,656	$23,308	$20,592
Specialty Chemicals	22,954	8,553	49,105	36,320
Other Businesses	(312)	301	(1,045)	(455)

Total Segment EBITDA	26,207	17,510	71,368	56,457
Less: Corporate Expenses, Excluding Depreciation	(5,024)	(3,872)	(16,826)	(13,959)
Plus: Share-based Compensation	100	87	587	508
Plus: Interest and Other Income (Expense), Net	13	14	118	38

Adjusted EBITDA	$21,296	$13,739	$55,247	$43,044

Reconciliation of Income from Continuing Operations to Adjusted EBITDA:
Income from Continuing Operations	$10,849	$14,178	$23,133	$20,332
Add Back:
Income Tax Expense (Benefit)	6,076	(8,349)	12,243	(3,766)
Interest Expense and Loss on Debt Extinguishment	573	3,746	5,831	11,570
Depreciation and Amortization	3,698	3,377	13,453	13,700
Share-based Compensation	100	87	587	508
Environmental Remediation Charge	—	700	—	700

Adjusted EBITDA	$21,296	$13,739	$55,247	$43,044

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Page 14 of Exhibit 99.1